UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2015

LINDBLAD EXPEDITIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35898	27-4749725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Morton Street, 9th Floor, New York, New York	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (212) 261-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2015, Lindblad Expeditions, LLC, a subsidiary of Lindblad Expeditions Holdings, Inc. (collectively, the “Company”), entered into two separate Vessel Construction Agreements (collectively, the “Agreements”) with Ice Floe, LLC, a Washington limited liability company doing business as Nichols Brothers Boat Builders (the “Builder”). The Agreements provide for the Builder to construct two new 236-foot 100-passenger cruise vessels at a purchase price of $48.0 million and $46.8 million, respectively, payable monthly based on the value of the work performed through the end of the preceding month (offset by a $4.0 million non-refundable slot fee previously paid by the Company).

The Builder is required to deliver the vessels on or before May 1, 2017 and May 1, 2018, respectively, subject to extension for certain events such as change orders. The risk of loss or damage to the vessels remains with the Builder until the vessel is delivered to and accepted by the Company. If the Builder fails to deliver either vessel within 30 days following the applicable delivery date, the Company is entitled to liquidated damages in the amount of $15,000 per day thereafter (not to exceed $500,000 for either vessel). The Agreements each provide for a one year warranty of the vessels for defects in workmanship or materials under normal use and service, which is capped at $3.0 million in the aggregate for both vessels. The Company may terminate the applicable Agreement in the event (i) the Builder fails to lay the keel on the vessel by December 31, 2015; (ii) the Builder fails to deliver the vessel within 180 days of the applicable due date or (iii) the Builder becomes insolvent or otherwise bankrupt. The Agreements also contain customary representations, warranties, covenants and indemnities.

The forgoing summary does not purport to be complete and is qualified in its entirety by the Agreements, which are expected to be filed as exhibits to the Company’s Annual Report on Form 10-k for the year ended December 31, 2015.

Item 7.01. Regulation FD Disclosure.

On December 8, 2015, the Company issued a press release announcing the entry into the Agreements described above. The Company is furnishing a copy of such press release as Exhibit 99.1 hereto, which is incorporated by reference herein.

Item 9.01(d). Financial Statements and Exhibits.

Exhibit 99.1	Press Release of Lindblad Expeditions Holdings, Inc.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINDBLAD EXPEDITIONS HOLDINGS, INC. (registrant)

December 8, 2015	By:	/s/ John McClain
John McClain, Chief Financial Officer

3